PROSPECTUS                                      Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-83521


                                    CRAY INC.

                        7,836,961 shares of Common Stock


        These shares of Common Stock are being offered and sold from time to time by certain of our current shareholders.

        The selling shareholders may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholders' possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 7. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

        Our Common Stock is traded on the Nasdaq National Market under the symbol "CRAY." On June 10, 2002, the closing price for our Common Stock was $4.27 per share.

                         -------------------------------

        THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "FACTORS THAT COULD AFFECT FUTURE RESULTS" CONTAINED IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2002, AND IN OUR FUTURE FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

                         -------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

                  The date of this Prospectus is June 10, 2002.

                                      TABLE OF CONTENTS

       Section                                                               Page
       -------                                                               ----
       Our Business ....................................................       3

       Selling Shareholders ............................................       3

       Plan of Distribution ............................................       7

       Legal Matters ...................................................       8

       Experts .........................................................       9

       Limitation of Liability and Indemnification .....................       9

       Information Incorporated by Reference ...........................       9

       Available Information ...........................................      11



        You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on page 9. Neither we nor the selling shareholders have authorized any other person to provide you with information different from that contained in this prospectus.

        The shares of Common Stock are not being offered in any jurisdiction where the offering is not permitted.

                                  OUR BUSINESS

        We design, build and sell high-performance computer systems, sometimes referred to as "supercomputers." Our executive offices are located at Merrill Place, Suite 600, 411 First Avenue South, Seattle, WA 98104-2860, and our telephone number is (206) 701-2000.

                              SELLING SHAREHOLDERS

        The following table sets forth certain information as of June 10, 2002, regarding the selling shareholders ownership of our common stock and as adjusted to reflect the selling shareholders ownership of out common stock if all shares covered by this prospectus are sold. The shares covered by this prospectus include:

   - shares of common stock issued to certain of the selling shareholders in a private placement in June 1999;

   - shares of common stock issuable upon exercise of warrants issued to certain of the selling shareholders as part of the private placement in June 1999 for no additional consideration. The warrants are exercisable only for cash, certain warrants expire on June 21, 2002, and currently have an exercise price of $3.92 per share, and other warrants expire on June 21, 2004, and currently have an exercise price of $3.00 per share;

   - shares of common stock issuable upon exercise of warrants issued to certain of the selling shareholders as payment for services and fees in connection with the June 1999 private placement;

   - shares of common stock issuable upon exercise of warrants issued to certain of the selling shareholders in exchange for their agreement to eliminate their rights to receive additional shares of common stock pursuant to certain "reset" rights granted by us;

   - shares of common stock, and shares of common stock issuable upon exercise of warrants, issued to certain selling shareholders in June 1999 in exchange for our 8% subordinated convertible promissory notes and warrants held thereby; and

   - shares of common stock issuable upon exercise of a warrant and conversion of a promissory note issued to Compunetics, Inc., a selling shareholder and one of our suppliers, as payment for parts and services.

        The selling shareholders' percentage of ownership after this offering is based on 45,655,702 shares of common stock that were outstanding as of June 10, 2002, and assumes no exercise of any outstanding options or warrants after June 10, 2002.


                                                                                    Ownership After Offering
                                                                                     if All Shares Offered
                              Shares Owned                        Shares               Hereby Are Sold
                                Prior to        Warrants           Being           -------------------------
Selling Shareholder             Offering         Owned            Offered            Shares          Percent
-------------------           ------------    ------------        -------            ------          -------
Douglas D. Adkins                21,642           21,642           43,284              -0-              -0-

Ramsey M. Al-Salam                  -0-            1,941            1,941              -0-              -0-

Robert M. Arnold                    -0-           21,628           21,628              -0-              -0-

Paul Asnes                          -0-            3,000            3,000              -0-              -0-

Banca del Gottardo              946,000        1,305,923        2,251,923              -0-              -0-

Robert J. Baynham                 1,941            1,941            3,882              -0-              -0-

Robert W. Bellano and            21,186           21,186           42,372              -0-              -0-
Suzanne Bellano

Harvey Bibicoff                     -0-           25,000           25,000              -0-              -0-

Edward W. Bulchis                 8,195            8,195           16,390              -0-              -0-

James A. Capwill                 21,186           21,186           42,372              -0-              -0-

David V. Carlson                  2,000            4,745            6,745              -0-              -0-

Castle Creek Technology             -0-        1,059,322        1,059,322              -0-              -0-
Partners, LLC

Compunetics, Inc.                   -0-           14,829           14,829              -0-              -0-

David N. Cutler                  26,927           21,567           43,134            5,360               *

Christopher J. Daly-Watson          216              216              432              -0-              -0-

James J. Darr                       -0-           21,186           21,186              -0-              -0-

DM Management, LLC                  -0-          130,000          130,000              -0-              -0-

Elliott Associates, L.P.            -0-          105,932          105,932              -0-              -0-

Jack Erlanger                       -0-           41,000           41,000              -0-              -0-

Meryl Erlanger                      -0-            3,000            3,000              -0-              -0-

Daniel J. Evans                  31,143           10,818           21,636           20,325              -0-

S. Marcus Finkle                    -0-           60,000           60,000              -0-              -0-

William T. Frantz             1,822,007          217,344          434,688        1,604,663              3.5

Friedlander International           -0-        1,059,322        1,059,322              -0-              -0-
Limited

Friedlander Limited                 -0-          105,932          105,932              -0-              -0-
Partnership

Richard J. Garibaldi                -0-           31,780           31,780              -0-              -0-

Whitney Gettinger TTEE              -0-           10,000           10,000              -0-              -0-
U/A/D 1/15/88 FBO
James Gettinger

Harpel Family Partnership         -0-         13,983         13,983            -0-            -0-

Harpel International Ltd.         -0-         13,983         13,983            -0-            -0-

Harpel Partners, L.P.             -0-         71,187         71,187            -0-            -0-

Harpel Select Growth, L.P.        -0-         31,779         31,779            -0-            -0-

Harpel Ventures Partners          -0-         12,712         12,712            -0-            -0-

John B. Jacobs                 10,784         10,784         21,568            -0-            -0-

Koch Industries, Inc.             -0-        526,289        526,289            -0-            -0-

Laura M. Limber                36,017         36,017         72,034            -0-            -0-

David J. Maki                   1,510          1,510          3,020            -0-            -0-

Alan O. Maxwell               266,260            -0-         21,590        244,670             *

James A. Maxwell &                -0-          5,000          5,000            -0-            -0-
Lori Maxwell

Maxwell Family LLC                -0-         11,590         11,590            -0-            -0-

Paul T. Meikeljohn              3,019          3,019          6,038            -0-            -0-

Merrill Place LLC             120,746         34,771         69,542         85,975             *

Montrose Investments Ltd.         -0-        635,593        635,593            -0-            -0-

Karen G. Olah                     -0-         20,000         20,000            -0-            -0-

Timothy R. Pask                   -0-         52,966         52,966            -0-            -0-

RBC Dominion                      -0-         11,186         11,186            -0-            -0-
Securities Inc. ITF
George W. Schiele

Elizabeth Reisen Executrix     12,009          3,603         15,612            -0-            -0-

Elizabeth Reisen                  -0-          2,468          2,468            -0-            -0-
Investment Ltd.

Reisen Family Investment          -0-          9,183          9,183            -0-            -0-
Partnership

Ruki D. Renov                     -0-         52,966         52,966            -0-            -0-

George W. Schiele                 186            -0-            186            -0-            -0-

Terisa M. Spencer &               -0-          5,000          5,000            -0-            -0-
James W. Spencer

Esther Stahler                    -0-         15,890         15,890            -0-            -0-

Stoel Rives Retirement         40,089         21,637         43,274         18,452             *
Plan FBO Kenneth W. Johnson

Strong River                  189,000        211,864        211,864        189,000             *
Investments, Inc.

Templeton Holdings Ltd.         2,000         10,000         12,000            -0-            -0-

John W. Titcomb, Jr.          221,564         21,623         43,246        199,941             *

Gary Voigt                        -0-         31,780         31,780            -0-            -0-

WBW Trust Number One        402,300          43,385             86,770              358,915        *

Westgate                        -0-         105,932            105,932                  -0-       -0-
International, L.P.

--------
* Less than 1%

        Warrants covering 4,887,185 shares expire on June 21, 2002, warrants covering 14,829 shares expire on March 31, 2004 and warrants covering 1,454,321 shares expire on June 21, 2004.

        All of the shares of common stock shown as owned prior to and after this offering may be sold under Rule 144(k). In addition, the shares of common stock listed as owned by Strong River Investments, Inc., after this offering have been registered for offer and sale by this selling shareholder in a Registration Statement on Form S-3, Registration No. 333-30644.

        Banca del Gottardo holds other warrants for 241,111 shares; the shares of Common Stock underlying these other warrants have been registered for offer and sale by Banca del Gottardo in Registration Statement on Form S-3, Registration No. 333-76223. Banca del Gottardo has represented to us that it purchased our common stock and warrants for its own account and on behalf of its private banking and other clients, and that no client or group of affiliated clients owns more than one percent of our outstanding common stock.

        The shares of common stock listed as owned by David N. Cutler, Daniel J. Evans, John W. Titcomb, Jr., and Stoel Rives Retirement Plan FBO Kenneth W. Johnson after this offering excludes shares issuable upon exercise of outstanding options that are or will be fully exercisable by Messrs. Cutler, Evans, Titcomb, and Johnson within sixty days after the date of this prospectus.

        Except as set forth below, none of the selling shareholders has held any positions or office or had any other material relationship with us or any of our affiliates within the past three years:

- David N. Cutler and Daniel J. Evans are two of our directors; John W. Titcomb, Jr. was one of our directors until February 2000.

- Kenneth W. Johnson, the beneficiary of the Stoel Rives Retirement Plan account listed as a selling shareholder, is one of our executive officers.

-   William T. Frantz beneficially owned more than ten percent, and each of Alan
    O. Maxwell and the WBW Trust Number One beneficially owned more than five percent, of our outstanding common stock within the past three years. On February 2, 2000, Castle Creek Technology Partners LLC filed a Schedule 13 G/A, indicating that it had beneficial ownership of 1,552,744 shares, or 6.2%, of our outstanding common stock. None of these holders are currently beneficial owners of more than five percent of our outstanding common stock.

        In recognition of the fact that the selling shareholders may wish to be legally permitted to sell their shares when they deem appropriate, we have agreed with the selling shareholders to file with the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933 (the "Securities Act"), a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for sale by the selling shareholders.


                              PLAN OF DISTRIBUTION

        We are registering the shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interest. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We and the selling shareholders each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

        The selling shareholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through:

- a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

- purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

- ordinary brokerage transactions and transactions in which a broker solicits purchases.

        When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

- enter into transactions involving short sales of the shares by broker-dealers;

- sell shares short themselves and redeliver such shares to close out their short positions;

- enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

- loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

        In addition to selling their shares under this prospectus, the selling shareholders may:

        - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

        - transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

        - sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

        Upon notification by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction. In addition, we will file a supplement to this prospectus if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares.

                                  LEGAL MATTERS

        The validity of the common stock we are offering will be passed upon by Kenneth W. Johnson, our Vice President -- Legal and General Counsel. As of the date of this prospectus, Mr. Johnson beneficially held 40,914 shares of our common stock, options to purchase 310,000 shares of our common stock and warrants to purchase 21,637 shares of our common stock.

                                     EXPERTS

        The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                   LIMITATION OF LIABILITY AND INDEMNIFICATION

        Our restated articles of incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to us or our shareholders, excluding liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our restated bylaws provide that we will indemnify our directors and, by action of the board of directors, may indemnify our officers, employees and other agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by our directors, officers, employees or agents without authorization of the board of directors.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 for directors, officers and controlling persons is against public policy as expressed in the Securities Act of 1933 and is not enforceable.


                      INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" our publicly-filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Shares Exchange Act of 1934 until we sell all of the shares of common stock and/or common stock purchase warrants.

        The following documents filed with the SEC are incorporated by reference in this prospectus:

-   Our Annual Report on Form 10-K for the year ended December 31, 2001;

-   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

- Our Definitive Proxy Statement for the 2002 Annual Meeting of Shareholders, as filed with the SEC on April 17, 2002;

- Our Current Report on Form 8-K for the event of February 15, 2002, as filed on February 20, 2002;

- Our Current Report on Form 8-K for the event of March 4, 2002, as filed on March 5, 2002; and

- The description of our common stock set forth in our Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Cray Inc., 411 First Avenue South, Suite 600, Seattle, Washington 98104-2860, telephone (206) 701-2000.

        The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. You should refer to the copy of such contract or other document filed as an exhibit to the Registration Statement.

        You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with information different from that contained in this prospectus.

        You should not assume that the information contained in this prospectus or the documents incorporated by reference is accurate only as of any date other the date on the front of this prospectus or those documents.

                              AVAILABLE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Information in the registration statement has been omitted from this prospectus as permitted by the Securities and Exchange Commission's rules.

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy the Registration Statement and any other document that we file at the SEC's public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

        Statements contained in this prospectus about the contents of any contract or other document referred to describe only those portions of the contract or document which are material. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement.